Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE CORE SCIENTIFIC, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO CORE SCIENTIFIC, INC. IF PUBLICLY DISCLOSED.

FIRM

POWER CONTRACT

Contract No. 80198933

This Agreement is between CORE SCIENTIFIC, INC. (“Company”), a Delaware corporation; and TENNESSEE VALLEY AUTHORITY (“TVA”), a corporate agency and instrumentality of the United States of America created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended.

Company and TVA want to enter into an agreement under which a specified amount of firm power will be made available to Company for the operation of Company’s facility near Calvert City, Kentucky.

In consideration of the premises and the agreements below, the parties agree:

Article 1

Article 2

DEFINITIONS

In this Agreement, the following definitions apply:

“Billing Month” means the period of time from the Meter-Reading Time in one calendar month to the Meter-Reading Time in the next calendar month.

“Billing Period” means the period of time used to determine the power and energy amounts for which Company is to be billed. Billing Period will be the same period of time as Billing Month, except where separate Billing Period(s) are provided for under subsection 4(c) of the attached Terms and Conditions.

“Meter-Reading Time” for any calendar month is 0000 hours Central Prevailing Time (CPT) on the date specified in section 4.1 below, except that TVA may change the time and date of the meter reading upon 30 days’ notice to Company.

“Proprietary Information” means information that one party (referred to in Article 6 below as “Disclosing Party”) considers to be confidential or proprietary such that it should not be disclosed by the other party (referred to in Article 6 below as “Receiving Party”).

The following information is Proprietary Information for which TVA is Disclosing Party, for purposes of applying the provisions of Article 6 below:

(a) any ICR assigned by TVA to Company or any guarantor in connection with this Agreement, and

(b) any Collateral Threshold that is effective in connection with this Agreement at any time.

The following information is Proprietary Information for which Company or any guarantor is Disclosing Party, for purposes of applying the provisions of Article 6 below:

(a) any confidential financial information provided by Company or any guarantor to TVA under the provisions of section 7.4 below,

(b) any ICR assigned by TVA to Company or any guarantor in connection with this Agreement, and

(c) any Collateral Threshold that is effective in connection with this Agreement at any time.

”Rate Schedule” means the rate schedule attached to and made a part of this Agreement, as it may be modified, changed, replaced, or adjusted from time to time (together with the currently effective Adjustment Addendum).

”Total Demand” for each clock half-hour will be the average amount during that half-hour of Company’s load measured in kW or, when applicable, will be the kW amount determined under section 6 of the attached Terms and Conditions.

Article 3

POWER AVAILABILITY AND DELIVERY

SECTION 3.1 - AVAILABILITY OF FIRM POWER

Subject to the other provisions of this Agreement, including TVA’s Direct Service Power Rate—Schedule DSMD,

(a) TVA will make available to Company 35,000 kW of firm power during the hours designated as onpeak hours in the Rate Schedule, which amount will be the “onpeak contract demand,” and

(b) TVA will make available to Company 35,000 kW of firm power during the hours designated as offpeak hours in the Rate Schedule, which amount will be the “offpeak contract demand.”

SECTION 3.2 - DELIVERY VOLTAGE

161,000 volts will be the nominal delivery voltage for power made available under this Agreement, and such power will be delivered at said nominal voltage, subject to the provisions of section 1 of the attached Terms and Conditions.

SECTION 3.3 - DELIVERY POINT

The point of delivery for power and energy made available under this Agreement will be the point of interconnection between:

(a) TVA’s 161-kV transmission tapline

and

(b) 161-kV facilities at Company’s 161-13.8-kV transformation facilities.

Article 4

AGREEMENT TERM AND TERMINATION

SECTION 4.1 - EFFECTIVE DATE AND TERM

This Agreement is effective as of 0000 hours CPT on May 1, 2019 (“Effective Date”), Except as otherwise provided, this Agreement will remain in effect through the Meter-Reading Time for April 2029 (“Final Billing Month”), which is the first Meter-Reading Time that falls at least 10 years after the Effective Date. For any calendar month, Meter-Reading Time will be on the first day of the following month.

SECTION 4.2 - TERMINATION UPON NOTICE

This Agreement may be terminated by Company or TVA at any time upon at least 3 years’ written notice.

Article 5

RATES

SECTION 5.1 - MONTHLY PAYMENT OF CHARGES

Company must pay TVA monthly for power and energy available under this Agreement. Each charge and payment provided for under this Agreement will be separate and cumulative and, except as otherwise provided, will be in accordance with the rates and provisions of the Rate Schedule.

When the Total Demand is determined as provided for in section 6 of the attached Terms and Conditions, the “billing demand” used for all calculations under the Rate Schedule must no₹ be less than the Total Demand.

SECTION 5.2 - CONFLICTS

In the event of any conflict between the Rate Schedule and the body of this Agreement or the attached Terms and Conditions, either the body of this Agreement or the Terms and Conditions, as the case may be, will control.

Article 6

CONFIDENTIALITY PROVISIONS

SECTION 6.1 - CONFIDENTIALITY OF PROPRIETARY INFORMATION

Except as may be required by law, Receiving Party agrees not to divulge Proprietary Information disclosed to it by Disclosing Party to third parties without the written consent of Disclosing Party. Receiving Party also agrees not to use Proprietary Information disclosed to it by Disclosing Party to compete with Disclosing Party.

Each party will afford Proprietary information the same security and care in handling and storage as it provides for its own confidential or proprietary information and data.

The obligations of this Article 6 will inure to the benefit of, and will be binding upon, Company and TVA, and, as applicable, their respective subsidiaries, successors, and assigns. In addition, each party’s obligations with respect to Proprietary Information will be binding upon any and all directors, officers, agents, and employees of that party, and each party will secure the compliance of its directors, officers, agents, and employees with the obligations required to be observed or performed under this Article 6.

SECTION 6.2 - DISCLOSURES TO CONTRACTORS

After providing written notice to Disclosing Party five working days before the disclosure, Receiving Party may disclose Proprietary Information to its contractors so long as the disclosure:

(a) is not to a competitor of the Disclosing Party;

(b) is made subject to a nondisclosure agreement entered into by Receiving Party’s contractor and the contractor’s employees who will have access to Proprietary Information, which agreement is subject to Disclosing Party’s approval;

(c) is made solely on a “need to know” basis;

(d) is made subject to a restriction that such contractor and the contractor’s employees use Proprietary Information solely in performing work in connection with Company’s use of or TVA’s supply of the power and energy made available under this Agreement; and

(e) is made subject to the requirement that all copies of Proprietary Information be returned to Receiving Party upon conclusion of the contractor’s work for that party.

Each party will make reasonable efforts to minimize the amount of any Proprietary Information disclosed to its contractors.

SECTION 6.3 - DISCLOSURES REQUIRED BY LAW

If Receiving Party is legally required to disclose any Proprietary Information, it will endeavor to secure the agreement of such third party or parties to maintain the information in confidence. If Receiving Party is unable to secure such agreement, it will notify Disclosing Party with reasonable promptness so that Disclosing Party may join in the pursuit of such a confidentiality agreement, work with such other third party or parties to revise Proprietary Information in a manner consistent both with its interests and the interests of the third party or parties, or take any other action it deems appropriate.

SECTION 6.4 - INJUNCTIVE RELIEF

It is acknowledged that monetary damages may be an inadequate remedy for breach of either party’s obligations with respect to Proprietary Information. Accordingly, without waiving any right not expressly waived by this sentence, each party agrees in advance to the granting of injunctive or other equitable relief in favor of the other party if the other party can make each and every showing required for such injunctive or equitable relief, except that the other party need not demonstrate that it suffered actual monetary damages before being entitled to injunctive or equitable relief.

SECTION 6.5 - TERM OF ARTICLE 6 OBLIGATIONS

The obligations of Company and TVA under this Article 6 will terminate if and when, but only to the extent that, such Proprietary Information:

(a) becomes publicly known through no fault of either Company or TVA, as the case may be;

(b) is in Company’s or TVA’s possession (as supported by written records) prior to receipt of said Proprietary Information from the other party; or

(c) is disclosed to Company or TVA by a third party who is legally free to disclose such Proprietary Information.

The parties’ obligations under this Article 6 will survive any expiration or termination of this Agreement until all of the parties’ obligations, with respect to any Proprietary Information, terminate.

Article 7

CREDIT ASSURANCE

SECTION 7.1 - ADDITIONAL DEFINITIONS

in addition to the terms defined in Article 2 above, the following additional defined terms are applicable for the provisions of this Article 7.

7.1.1 “Commercial Credit Rating” means a publicly available credit rating assigned by Standard and Poor’s (“S&P”), Moody’s Investor Services, Inc. (“Moody’s”), or Fitch Ratings (“Fitch”) (such agencies are hereafter referred to as a “Rating Agency” or collectively referred to as “Rating Agencies”) to a rated entity’s unsecured, senior, long-term debt obligations (not supported by third-party credit enhancements). If such entity does not have a rating for its senior unsecured long-term debt obligations, then Commercial Credit Rating means the rating assigned to such entity as an issuer rating by a Rating Agency.

7.1.2 “Internal Credit Rating” means the credit rating assigned by TVA for its internal use, under TVA’s then-existing credit policy for the purpose of classifying customers, suppliers, and vendors according to the level of risk deemed by TVA to be associated with such customers’, suppliers’, and vendors’ financial condition (hereafter referred to as an “ICR”). Such ratings are assigned by TVA, and are updated from time to time as a result of quantitative financial analysis, as well as consideration of subjective judgments about both the entity being rated and market conditions. In the event of any change in Company’s ICR that will cause a change in the amount of Performance Assurance, if any, that Company is obligated to provide to TVA under section 7.5 of this Article 7, TVA will promptly give Company written notice of the revised ICR and, for purposes of this Agreement, such revised ICR will be deemed to be effective:

(a) as of the date of such notice, if the revised ICR is a higher rating than Company’s previously-effective ICR, or

(b) five (5) business days after the date of such notice, if the revised ICR is a lower rating than Company’s previously-effective ICR.

7.1.3 The following ICRs referred to as, “ICR 1,” “ICR 2,” “ICR 3,” “ICR 4,” “ICR 5,” “ICR 6,” “ICR 7,” “ICR 8,” “ICR 9,” “ICR 10,” and “Below Investment Grade Rating,” shall be defined and assigned to Company under the following framework:

(a) If a Commercial Credit Rating is not available or assigned by any Rating Agency, then TVA will determine the appropriate ICR in its sole discretion and under its then-existing credit policy.

(b) If a Commercial Credit Rating is assigned by a Rating Agency or Rating Agencies, then the ICR will be deemed to be as is shown on the chart below, unless there are multiple Rating Agencies and their Commercial Credit Ratings are not equivalent under TVA’s ICR system, in which case subsection 7.1.3(c) will apply.

(c) If more than one Rating Agency provides a Commercial Credit Rating and such ratings do not provide equivalent ICRs under the below chart, then the following will apply:

(i) if two (2) Rating Agencies provide a Commercial Credit Rating and those ratings equate to different ICRs (according to the chart below), then the ICR equivalent to the lowest credit rating will govern;

(ii) if three (3) Rating Agencies provide a Commercial Credit Rating and those ratings equate to three different ICRs (according to the chart below), then the middle ICR will govern;

(iii) if three (3) Rating Agencies provide a Commercial Credit Rating and those ratings equate to two different ICRs (according to the chart below), then the two equivalent ICRs will govern.

Chart Comparing TVA Internal Credit Ratings to the Commercial Credit Ratings of Rating Agencies
TVA Internal Credit Rating	S&P Commercial Credit Rating	Moody’s Commercial Credit Rating	Fitch Commercial Credit Rating
ICR 1	AAA	Aaa	AAA
ICR 2	AA+	Aa1	AA+
ICR 3	AA	Aa2	AA
ICR 4	AA-	Aa3	AA-
ICR 5	A+	A1	A+
ICR 6	A	A2	A
ICR 7	A-	A3	A-
ICR 8	BBB+	Baa1	BBB+
ICR 9	BBB	Baa2	BBB
ICR 10	BBB-	Baa3	BBB-
Below Investment Grade Rating	BB+ or lower	Ba1 or lower	BB+ or lower

7.1.4 “Credit Risk” means:

(a) a sum reasonably determined by TVA as approximating all charges applicable for a 75-day period under this Agreement, as amended (excluding any and all amendments hereto that are identified as Additional TVA Agreements below), including, but not limited to, all amounts Company owes or will owe for power and energy made available for Company or delivered during that period, and without regard to whether a bill has been rendered for such amounts; plus

(b) a sum reasonably determined by TVA as approximating all amounts Company owes or will owe TVA, assuming Company will continue to perform its payment obligations, under any contract between Company and TVA, as the same may be amended, modified or supplemented from time to time, (“Additional TVA Agreements”) without regard to whether a bill has been rendered for such sum; plus,

(c) in the event of either (i) Company’s breach or termination of this Agreement or any Additional TVA Agreements or (ii) TVA’s determination that reasonable grounds for insecurity arise with respect to Company’s ability to perform under this Agreement or any Additional TVA Agreements, a sum reasonably determined by TVA as approximating all amounts Company owes or will owe TVA under this Agreement or any Additional TVA Agreement, without regard to whether a bill has been rendered for such sum, exclusive of any amounts already accounted for in subsection (a) and (b) above; less

(d) the amount of credit risk protection afforded to TVA by any then-existing Performance Assurance already covering TVA’s risk of non-payment of the amount designated by TVA.

Provided however, that during any period when Company is deemed to have a ICR that is equal to Below Investment Grade Rating and the payment obligations provided for in subsection 7.5(b) below are applicable, the 75-day period provided in subsection 7.1.4(a) above will be reduced to 45-days to reflect the revised payment obligations provided for in said paragraph.

7.1.5 “Collateral Threshold” means the dollar amount(s) specified in section 7.3 of this Article 7 to reflect the amount of credit that will be extended to Company without Performance Assurance being provided by the Company.

7.1.6 “Performance Assurance” means collateral in the form of one or more of the following:

(a) a cash deposit;

(b) a letter of credit, inform and substance acceptable to TVA, issued by a U.S. commercial bank or a U.S. branch of a foreign bank, with such bank having a credit rating on its senior unsecured debt, not supported by third-party enhancements, of (1) “A3” or higher from Moody’s or (2) “A-” or higher from S&P, or if rated by both Moody’s and S&P, both (1) and (2); or

(c) other security acceptable to TVA and agreed to in writing by the parties to this Agreement, including, without limitation, a corporate guaranty, in form and substance acceptable to TVA, by an entity that has and maintains at least an ICR 10, and is issued from a U.S. entity, or a foreign entity that meets TVA’s sovereign rating requirements, provided, however, that such corporate guaranty will only be acceptable to secure Performance Assurance equal to the Collateral Threshold that TVA would assign to such entity if it were the party contracting with TVA for the arrangements provided for in this Agreement, as amended, and any Additional TVA Agreements.

SECTION 7.2 - ICR AS OF AGREEMENT EXECUTION

As of the date of executing this Agreement, TVA determined that Company had an ICR that qualified as [***].

SECTION 7.3 - COLLATERAL THRESHOLD

At all times that Company has and maintains at least an ICR [***], the amount of the Collateral Threshold will be the applicable amount set forth in the table below as corresponding to Company’s then-existing ICR. At all other times, the amount of the Collateral Threshold shall be deemed to be [***]. Company and TVA agree that, from time to time, exceptional circumstances may occur that merit either an increase or a decrease in Company’s Collateral Threshold amounts. Accordingly, at any such time, TVA may, in its discretion, revise the Collateral Threshold amounts upward or downward upon 30 days’ written notice to Company.

COMPANY’S INTERNAL CREDIT RATING	COLLATERAL THRESHOLD
ICR 1	[***]
ICR 2	[***]
ICR 3	[***]
ICR 4	[***]
ICR 5	[***]
ICR 6	[***]
ICR 7	[***]
ICR 8	[***]
ICR 9	[***]
ICR 10	[***]

As set forth in the above table, Company’s current Collateral Threshold is [***]. At such time, if any, that Company is determined to have an ICR [***] or higher, TVA will determine a Collateral Threshold appropriate to Company’s ICR.

SECTION 7.4 - FINANCIAL INFORMATION

(a) For TVA’s use in evaluating Company’s financial condition, Company will provide to TVA:

(i) within 120 days following the end of each Company fiscal year, a copy of Company’s annual report containing consolidated financial statements for such fiscal year; and

(ii) such different or additional financial information as TVA may, from time to time, reasonably request for TVA’s use in evaluating Company’s financial condition;

(b) In all cases, the statements to be provided under section 7.4(a) above must be for the most recent accounting period and prepared in accordance with generally-accepted accounting principles; provided, however, that should any such statement not be available on a timely basis due to a delay in preparation or certification, such delay shall not be a breach of this Agreement so long as Company diligently pursues the preparation, certification, and delivery of the statements. Further, it is expressly recognized that TVA prefers for the financial statements provided under subsection 7.4(a)(i) above to be audited financial statements and the unavailability of audited statements may be considered by TVA to be a negative factor in evaluating Company’s ICR.

(i) Notwithstanding the above, such information used by TVA in evaluating Company’s financial condition is only valid for a period of sixteen (16) months from the end of such fiscal year; and

(ii) failure to provide valid information will result in the then-existing ICR to be Below Investment Grade Rating.

however, Company will not be required to provide TVA with such information if:

(1) the information is publicly available and accessible by TVA, or

(2) Company has a Commercial Credit Rating.

SECTION 7.5 - PERFORMANCE ASSURANCE OBLIGATION

(a) If, at any time during the term of this Agreement, the then-applicable Credit Risk exceeds the then-applicable Collateral Threshold a Performance Assurance deficiency in the amount of the excess shall exist (“Performance Assurance Deficiency”). Upon written notice from TVA of such Performance Assurance Deficiency, Company shall be obligated to promptly provide Performance Assurance or additional Performance Assurance, as applicable, to TVA in an amount equal to the amount of such Performance Assurance Deficiency.

(b) Additionally, if, at any time during the term of this Agreement, Company is deemed to have an ICR that is equal to a Below Investment Grade Rating, the following shall apply:

(i) Notwithstanding section 2 of the attached Terms and Conditions, Company shall pay, by using one of the electronic methods approved by TVA, all charges applicable under this Agreement within ten (10) days after the date of any bill; provided, however, if the tenth day after the date of the bill is a non-business day, then payment shall be made no later than the next business day. If such charges are not paid within such period, then TVA may, upon five (5) days’ written notice, discontinue supply of power to Company. Any such discontinuance of supply of power shall not relieve Company of any contractual obligations, including, but not limited to, its liability for minimum monthly charges or payment of past due amounts.

(ii) Notwithstanding sections 2(b) and 2(c) of the attached Terms and Conditions, the late payment charges provided for in section 2(b) of the attached Terms and Conditions shall be applicable to any amount remaining unpaid after the end of the payment period provided for in subsection 7.5(b)(i) above.

(iii) Notwithstanding sections 2(b) and 2(c) of the attached Terms and Conditions, the early payment credit will be applied as follows: For any month that Company pays its bill in full prior to the payment date established in subsection 7.5(b)(1) above, TVA will apply the amount of the “Average Short Term Interest Rate” (as defined in the attached Terms and Conditions) to the amount of such early payment for each day prior to the payment date for which the bill is paid. No early payment credits shall be applicable for any payment that is not made prior to the payment date established in subsection 7.5(b)(i) above.

(c) It is acknowledged and understood that Company’s issuance to TVA of Performance Assurance in any form is a contemporaneous exchange for new value given and, among other things, is necessary to allow Company to continue receiving power under the terms of this Agreement.

SECTION 7.6 - FAILURE TO PROVIDE PERFORMANCE ASSURANCE

In the event of any Performance Assurance Deficiency arising under section 7.5 above:

(a) If Company does not fully remedy the Performance Assurance Deficiency by the date falling ten (10) days after the date when TVA gives a notice of such deficiency under section 7.5 above (or such later date as may be agreed upon), TVA shall have the right, upon five (5) days’ notice, to discontinue the supply of power to Company, and may refuse to resume delivery as long as Performance Assurance has not been provided to fully remedy the deficiency. Discontinuance of supply of power under this subsection 7.6(a) will not relieve Company of any contractual obligations, including but not limited to its liability for minimum monthly charges or for payment of past due amounts.

(b) If Company does not fully remedy the Performance Assurance Deficiency by the date falling 30 days after the date when TVA gives notice of such deficiency under section 7.5 above, TVA shall have the right to consider this Agreement breached and to cancel this Agreement upon written notice that if full Performance Assurance is not received within five (5) days (or such longer period as may be specified by TVA) after the date of said notice, this Agreement shall be deemed irreparably breached and canceled and such cancellation by TVA shall be without waiver of any amounts that may be due or of any rights including the right to damages for such breach that may have accrued up to and including the date of such cancellation.

SECTION 7.7 - SECURITY INTEREST

To the extent Company provides any Performance Assurance under section 7.5 above, Company grants to TVA a present and continuing security interest in, and lien on (and right of setoff against), and assignment of, a I cash collateral and cash equivalent collateral, and any and all proceeds resulting therefrom or the liquidation thereof, whether now or hereafter held by, on behalf of, or for the benefit of TVA, and Company agrees to take such action as TVA may reasonably require in order to perfect TVA’s first-priority security interest in, and lien on (and right of setoff against), such collateral and any and all proceeds resulting therefrom or from the liquidation thereof. It is expressly recognized and agreed, however, that:

(a) any security interest provided for under this section 7.7 shall only apply to the specific collateral that is provided as Performance Assurance to meet Company’s obligations under this Article 7; and

(b) by virtue of this section 7.7, TVA will have no security interest or other preferred interest in any other property of Company or in any other property of any other entity providing the Performance Assurance. It is expressly recognized and agreed that this paragraph shall not affect any security interest that may be provided for under a separate agreement.

SECTION 7.8 - REMEDIES

Upon failure of Company to pay all charges applicable under this Agreement within 30 days after the date of any bill, or within any shorter period for final payment or for correcting a Performance Assurance Deficiency applicable under any provision of this Agreement or any amendment or supplement to this Agreement, it is expressly recognized and agreed that TVA may do any one or more of the following:

(a) exercise any of its rights and remedies with respect to such failure to pay, and any of its rights and remedies with respect to Performance Assurance, including any such rights and remedies under law then in effect;

(b) exercise its rights of setoff against any and all property of Company in the possession of TVA;

(c) draw on any outstanding letter of credit issued for its benefit; and

(d) liquidate all Performance Assurance then held by or for the benefit of TVA, free from any claim or right of any nature whatsoever of Company or other pledgor of Performance Assurance, including any equity or right of purchase or redemption by Company or any such pledgor.

Article 8

MISCELLANEOUS

SECTION 8.1 - NOTICES

Any notice required by this Agreement will be deemed properly given if delivered in writing to the address specified below: (a) personally, (b) by recognized overnight courier service, (c) by United States Mail, postage prepaid, or (d) by email.

To Company:	Chief Power Officer
Core Scientific, Inc.
2800 Northup Way, Suite 220
Bellevue, Washington 98004

To TVA:	Director, Power Customer Contracts, WT 9D-K
Tennessee Valley Authority
400 West Summit Hill Drive
Knoxville, Tennessee 37902-1401

Notices between the authorized operating representatives of the parties may be oral, except for notice of termination under section 4.2 above, which must be in writing. Notices that may be oral must be confirmed promptly in writing.

The designation of the person to be notified, or the address of such person, may be changed at any time and from time to time by either party by similar notice.

SECTION 8.2 - INCORPORATION OF TERMS AND CONDITIONS

The attached Terms and Conditions are made a part of this Agreement. In the event of any conflict between the body of this Agreement and the Terms and Conditions, the former controls.

The parties are signing this Agreement to be effective on the date stated in section 4.1 above.

CORE SCIENTIFIC, INC.

By:	/s/ James G Cleveland
Title:	Chief Power Officer
Date: 2-11-19

TENNESSEE VALLEY AUTHORITY

By	/s/ Rebecca L. Jones
Director
Power Customer Contracts

Date: March 12, 2019

TERMS AND CONDITIONS

1. Conditions of Delivery. The power delivered under the contract shall be 3-phase alternating current at a frequency of approximately 60 hertz and at the nominal voltage specified in the contract. Except for temporary periods of abnormal operating conditions, voltage variations shall not exceed 7 percent up or down from a normal voltage to be determined from operating experience.

Company shall exercise all reasonable precautions and install all equipment necessary to limit its Total Demand to the amount to which it is entitled under the contract. If the Total Demand for any interval exceeds the amount to which Company is so entitled, Company shall not be entitled to continue such excess takings, whether or not it is obligated to pay for them.

Maintenance by TVA at the point of delivery of voltage within the above stated limits and the frequency contracted for will constitute availability of power for purposes of the contract.

TVA shall not be obligated to install protective equipment, but may install such equipment as TVA deems necessary for the protection of its own property and operations. The electrical equipment installed by Company shall be capable of satisfactory coordination with TVA’s protective equipment.

The power and energy taken under the contract shall not be used in such a manner as to cause unusual fluctuations or disturbances on TVA’s system. Company shall provide, at its expense, suitable apparatus which will reasonably limit such fluctuations. In the event that unreasonable fluctuations or disturbances, including, without limitation, harmonic currents resulting in interference with communication systems or in harmonic resonance of now-existing facilities, are caused by Company’s facilities, -TVA shall immediately notify Company’s designated representative of the circumstances, and TVA shall then have the right, after reasonable notice, to discontinue the delivery of power and energy under this contract until the condition causing such fluctuations or disturbances is corrected by Company. TVA shall give Company written notice of these circumstances in addition to the above-mentioned notice, but the requirement of providing such written notice shall not limit or delay TVA’s right to discontinue service to Company. Despite such discontinuance of service, Company shall be obligated to pay TVA the amounts due for power and energy under the contract, including the minimum bills for such power.

2. Billing.

(a) Definitions. As used in this section 2,

(i) “day” shall mean a calendar day;

(ii) “business day” shall mean any day except Saturday, Sunday, or a weekday that is observed by TVA as a Federal holiday (Federal holidays currently include New Year’s Day, Martin Luther King, Jr.’s Birthday, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving Day, and Christmas Day); and

(iii) “Average Short Term Interest Rate” shall mean (a) the average of the interest rates payable on TVA’s short-term borrowings (having maturities of less than one year) made during the calendar month preceding the month of the date of a bill, or (b) in the event that TVA made no short-term borrowings during such preceding calendar month, the Average Short Term Interest Rate shall be deemed to be the average effective interest rate on 91-day United States Treasury bills (based on the average of the closing bid and asked prices) during such preceding calendar month, plus 1/8 of one percent.

(b) General provisions. TVA will bill Company for all charges applicable under the contract for each Billing Month as soon as practicable. Payment of such bill by Company shall become due 10 days after the date of bill. To any amount remaining unpaid 10 days after the due date, there shall be added a charge equal to the sum of (1) $150 and (2) an amount calculated by applying the Average Short Term Interest Rate on a daily basis to the unpaid portion of the bill for each day of the period from and after the due date to and including the date of payment in full. TVA will prepare and send to Company appropriate invoices for such added charge, which shall be due and payable upon receipt. All payments shall he made to TVA at 400 West Summit Hill Drive, Knoxville, Tennessee 37902-1499, or at such other place as TVA may from time to time designate by notice to Company.

TVA shall allow Company an early payment credit (to be applied on the subsequent month’s bill) for any month that Company makes payment to TVA for charges applicable under the contract in time for TVA to receive and deposit such payment on or before the due date. The amount of the early payment credit shall be determined by applying for each day of the 10-day period following the due date the Average Short Term Interest Rate to the amount of such early payment.

Upon failure of Company to pay all charges applicable under the contract within 30 days after date of any bill, TVA shall have the right, upon 15 days’ notice, to discontinue the supply of power, and may refuse to resume delivery as long as any such past due amounts remain unpaid. Discontinuance of supply under this section shall not relieve Company of its liability for minimum monthly charges or payment of past due amounts.

If for any reason Company fails to pay in full any monthly bill by the expiration of 60 days from the date of bill, TVA shall have the right to consider the contract beached and to cancel it upon written notice that if payment in full is not received within 10 days (or such longer period as may be specified) after the date of said notice, the contract shall be deemed permanently breached and canceled; and such cancellation by TVA shall be without waiver of any amounts which may be due or of any rights, including the right to damages for such breach, which may have accrued up to and including the date of such cancellation.

(c) Electronic payment option. Company may elect by written notice to TVA (at the address provided for above) to pay the bills rendered in accordance with subsection (b) above using one of the electronic payment methods approved by TVA. TVA shall provide Company detailed instructions on using the approved electronic payment method selected by Company. Payment received in accordance with an approved electronic payment method that is selected by Company under this subsection (c) will be considered to have been received by TVA on a particular business day if (i) the electronic fund transfer to TVA’s account is effective on that day and (ii) Company notifies TVA, in the manner specified by TVA, of the impending electronic payment no later than 1200 hours EST or EDT (whichever is currently effective) on the preceding business day. Otherwise, the business day following the date that the transfer is effective will be considered to be the date of payment.

Once Company has elected electronic payment in accordance with the previous paragraph, it shall thereafter use the selected electronic payment method to pay its monthly bill; except that, at any time, upon 30 days written notice:

(i) Company may change to any other TVA-approved electronic payment method or terminate its selection of the electronic payment option; or

(ii) TVA may withdraw its approval of any previously approved electronic payment method or may terminate the availability of the electronic payment option.

Notwithstanding the provisions of subsection (b) above, during the time that Company’s selection of the electronic payment option is in effect:

(i) the date of payment established under the first paragraph of this subsection (c) will be used for all purposes;

(ii) the charges for late payment specified in the first paragraph of subsection (b) above will be applied to any amount remaining unpaid on the first business day that falls at least 12 days after the due date;

(iii) TVA will allow early payment credit if the date of payment is no later than 7 days after the due date;

(iv) the amount of such credit shall be determined by applying, for each day of the period (not to exceed 20 days) from the date of payment to the date falling 12 days after the due date, the Average Short Term Interest Rate to the amount of the early payment; and

(v) such credit may be deducted by Company from the total amount due for the monthly billing to which the credit is applicable. (in such case, Company will send a credit advice showing how the credit amount was calculated.)

3. Metering. TVA shall install and maintain the meters and associated equipment which in TVA’s judgment are needed to determine the amounts of power and energy used by Company. If Company provides its own stepdown substation, and if in TVA’s judgment there are special conditions which must be met in Company’s substation or switchgear with respect to metering equipment, Company shall at its expense provide, install, and maintain, in accordance with plans and specifications approved by TVA, that part of the associated equipment necessary in TVA’s judgment for the installation and operation of TVA’s meters under the circumstances. If the metering equipment is not located at the point of delivery defined in the contract, all amounts so metered shall be appropriately adjusted to reflect delivery at the point of delivery. The amounts so metered by TVA, and so adjusted if appropriate, shall be the amounts used as the basis for billing, except as otherwise provided. Company, at its expense, shall have the right to install and maintain meters adjacent to TVA’s meters, as a check on TVA’s meters. Should TVA’s meters fail to register for any period, the consumption during such period shall be determined from Company’s meters or from the best information available.

TVA shall, at its expense, make periodic tests and inspections of its metering equipment in order to maintain a high standard of accuracy. If requested by Company, TVA shall make additional tests and inspections of its metering equipment; if such additional tests show that the measurements are accurate within 1 percent fast or slow at the average load during the preceding 30 days, the cost of making such additional tests or inspections shall be paid by Company. TVA shall give Company reasonable notice of tests, so that Company may have a representative present if it wishes,

If any tests or inspections show TVA’s meters to De inaccurate by more than 1 percent, an offsetting adjustment shall be made to Company’s bills for any known or agreed to period of inaccuracy; in the absence of such knowledge or agreement, the adjustment shall be made for the 60 days prior to the date of such tests. Any TVA metering equipment found to be inaccurate by more than 1 percent shall be promptly replaced, repaired, or adjusted by TVA.

4. Interference with Availability or Use of Power.

(a) Force Majeure Defined. The term “Force Majeure” shall be deemed to be a cause reasonably beyond the control of the party affected, such as, but without limitation to, injunction, strike of the party’s employees, war, invasion, fire, accident, floods, backwater caused by floods, acts of God, or inability to obtain or ship essential services, materials, or equipment because of the effect of similar causes on the party’s suppliers or carriers. Acts of God shall include the effects of drought if the drought is of such severity as to have a probability of occurrence not more often than an average of once in 40 years.

(b) Interference with Availability of Power. It is recognized by the parties that the availability of power to Company may be interrupted or curtailed from time to time during the term of this contract because of Force Majeure or otherwise. Company shall be solely responsible for providing and maintaining such equipment in its plant and such emergency operating procedures as may be required to safeguard persons on its property its property, and its operations from the effects of such interruptions or curtailments. Company assumes all risk of loss, injury or damage to Company resulting from such interruptions or curtailments. If any such interruption or curtailment lasts longer than 30 consecutive minutes, TVA shall cancel or proportionately reduce, as the case may be, the charges for service for the period of such interruption or curtailment.

(c) Force Majeure Billing Relief. If Company’s ability to operate the facilities for which power is available under the contract is interrupted or curtailed because of Force Majeure suffered by Company, Company shall be entitled to relief under this section for all intervals (Force Majeure Intervals) of 24 hours’ or longer during the month when Company is, because of such Force Majeure, unable to use more than 75 percent of the power available.

(i) Periods When Company Can Still Use at Least 5 Percent of Availability. All Force Majeure Intervals in which Company is unable to use more than 75 percent of the power available but can still use at least 5 percent shall be combined into a separate Billing Period to which the pro rata portion of the normal monthly charge, including minimum bill, shall apply. However, Company may designate, by oral notice to TVA within 72 hours after its load increases above 75 percent of the power available, a shorter Billing Period in lieu of the separate Billing Period. Any such oral notice shall be confirmed in writing.

(ii) Periods When Company Cannot Use at Least 5 Percent of Availability. All Force Majeure Intervals when Company is unable to use more than 5 percent of the power available shall be combined into another separate Billing Period for which the minimum bill shall be half the pro rata portion of the normal monthly minimum bill.

(d) Notices. Each party shall notify the other party promptly of the development of any cause of interruption or curtailment, and shall remedy the effect of any such cause as promptly as practicable.

5. Resale of Power. The electric power supplied under the contract is for the use of Company or any wholly owned subsidiary of Company or its parent company in the operation of its facilities at the location or locations specified in the contract and shall not be resold or otherwise disposed of, directly or indirectly, for any other purpose.

6. Phase Balancing. Company shall endeavor to take and use power and energy in such manner that the current will be reasonably balanced on the three phases. In the event that any check indicates that the current on the most heavily loaded phase exceeds the current on either of the other phases by more than 20 percent,

Company agrees to make at its expense, upon request, the changes necessary to correct the unbalanced condition. If the unbalanced condition is not corrected within 60 days, or such other period as may be agreed upon, TVA may then elect to meter the load on individual phases and compute the Total Demand as being equal to three times the maximum kilowatt load on any phase. For all purposes under this section, the load on any phase shall be the load measured by a wattmeter connected with the current coil in that phase wire and with the voltage coil connected between that phase wire and the neutral voltage point.

7. Waivers. A waiver of one or more defaults shall not be considered a waiver of any other or subsequent default.

8. Successors and Assigns. The contract may be assigned by TVA, but shall not be assignable by Company without written consent of TVA except to a wholly owned subsidiary of Company or Company’s successor by any bona fide merger, reorganization, or consolidation; provided, however, TVA shall not unreasonably withhold such consent.

In the event of any such assignment, the parties shall each remain liable for the faithful performance of the contract in all respects by their respective assigns, and such assigns by acceptance of such transfer or assignment shall likewise become bound for the full performance of the contract until its expiration; provided, however, that, with respect to an assignment consented to by TVA under the preceding paragraph, such liability of the assigning party shall only continue in effect until the expiration date of the assigned contract or the end of one year, whichever occurs first.

9. Restriction of Benefits. No member of or delegate to Congress or Resident Commissioner, or any officer, employee, special Government employee, or agent of TVA shall be admitted to any share or part of the contract or to any benefit that may arise from it unless the contract is made with a corporation for its general benefit, nor shall Company offer or give, directly or indirectly, to any officer, employee, special Government employee, or agent of TVA any gift, gratuity, favor, entertainment, loan, or any other thing of monetary value, except as provided in 5 C.F.R. part 2635 (as amended, supplemented, or replaced). Breach of this provision shall constitute a material breach of the contract.

10. Counterparts. The contract may be executed in any number of counterparts, and all such counterparts, executed and delivered each as an original, shall constitute but one and the same instrument.

IP TERM AND TERMINATION AMENDMENT

Contract No. 80198933, Supp. No. 9

This Amendment is between CORE SCIENTIFIC, INC. (“Company”), a Delaware corporation, and TENNESSEE VALLEY AUTHORITY (“TVA”), a corporate agency and instrumentality of the United States of America, created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended.

Company purchases power from TVA under Contract No. 80198933, effective May 1, 2019, as amended (“Power Contract”), for the operation of Company’s facility in Calvert City, Kentucky.

Company and TVA have entered into an agreement of even date herewith (“IP Product Agreement”) covering arrangements for Company to participate in TVA’s Interruptible Power Product.

Company and TVA want to amend the Power Contract, as necessary, to align with the Company’s options selected under the IP Product Agreement.

Therefore, the parties agree as follows:

SECTION 1 - POWER CONTRACT TERM

Beginning on the first anniversary of the effective date of the IP Product Agreement, and on each subsequent anniversary thereof (while the IP Product Agreement is effective), the Power Contract will be extended automatically without further action of the parties for an additional one-year renewal term beyond its then-existing time of expiration.

SECTION 2 - POWER CONTRACT TERMINATION

Neither party shall deliver written notice to terminate the Power Contract any sooner than can be achieved under Article 4 thereof. The parties further agree that no such notice will be effective prior to the fifth anniversary of this Amendment. If either party provides notice to terminate either the IP Product Agreement or the Power Contract, the Power Contract will continue to renew, as necessary, to prevent its termination prior than is consistent with this section.

SECTION 3 - RATIFICATION OF POWER CONTRACT

The parties hereby ratify and confirm that the Power Contract, as amended by this Amendment, is their continuing obligation.

The effective date of this Amendment is the effective date of the IP Product Agreement.

CORE SCIENTIFIC, INC.

	By:	/s/ James G Cleveland
	Title:	Chief Power Officer
Date: 4/28/2020

TENNESSEE VALLEY AUTHORITY

By:	/s/ John David Reitz II
Director
Power Customer Contracts
2020.04.30

FIRM POWER CONTRACT DEMAND CHANGE

Contract No. 80198933 Supp. No. 12

This Amendment is between CORE SCIENTIFIC, INC. (“Company”), a Delaware corporation, and TENNESSEE VALLEY AUTHORITY (“TVA”), a corporate agency and instrumentality of the United States of America, created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended.

Company purchases firm power from TVA under Contract No. 80198933, effective May 1, 2019, as amended (“Power Contract”), for the operation of Company’s plan near Calvert City, Kentucky.

Company and TVA entered into Contract No. 98829859, effective May 1, 2020 (“IP Contract”), covering arrangements for Company to participate in TVA’s Interruptible Power Product.

The parties want to amend the Power Contract to increase the amount of firm power made available to Company.

Therefore, the parties agree as follows:

SECTION 1 – TERM

This Amendment continues in effect until the expiration or termination of the Power Contract.

SECTION 2 – POWER AVAILABILITY

The parties are amending the Power Contract by replacing subsection 3.1 of the Power Contract with the following:

Subject to the other provisions of this contract, including TVA’s Direct Service Manufacturing Power Rate—Schedule DSMD, TVA will make available to Company:

(a) 125,000 kW of firm power during the hours designated in the Rate Schedule as being onpeak hours, which amount will be the “onpeak contract demand,” and

(b) 125,000 kW of firm power during the hours designated in the Rate Schedule as being offpeak hours, which amount will be the “offpeak contract demand.”

SECTION 3 – TERMINATION

Section 4.2 of the Power Contract is amended to provide that either party may terminate the Power Contract at any time by providing at least 5 years’ written notice.

SECTION 4 – IP PRODUCT

The onpeak contract demand and offpeak contract demand specified in section 2 above are the Contract Demands under Section C in the IP Contract.

SECTION 5 – PREVIOUS AGREEMENTS

The parties hereby terminate the following agreements as of the effective date of this Amendment:

Supplement 6 to the Power Contract, effective February 1, 2020.

SECTION 7 – RATIFICATION OF POWER CONTRACT

Except as otherwise provided herein, all terms of the Power Contract remain unchanged and in full force and effect. The parties hereby ratify and confirm that the Power Contract, as supplemented and amended by this Amendment, is their continuing obligation.

The parties are signing this Amendment to be effective on the first day of the first full billing month following TVA’s signature.

CORE SCIENTIFIC, INC.

By	/s/ James Cleveland
	Title:	Chief Power Officer
	Date:	2-17-2021

TENNESSEE VALLEY AUTHORITY

By	/s/ John David Reitz II Digitally signed Date:2021.02.25
Director
Power Customer Contracts